Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 6, 2021, with respect to the financial statements of Mount Sinai Genomics, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Sema4 Holdings Corp. for the registration of its Class A common stock and warrants.
/s/ Ernst & Young LLP
New York, NY
August 4, 2021